PART 1: CODE OF ETHICS POLICY

I.GENERAL

This code of ethics (“Code”) has been adopted by the Firm in compliance with the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, to establish the standards of conduct expected of Firm employees. The Advisers Act and the Investment Company Act, require the establishment and enforcement of compliance policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rules 204A-1 and 17j-1 require investment advisers to establish, maintain, and enforce a written code of ethics policy.

Dearborn Partners has adopted this Code to further protect its reputation and to ensure compliance with federal securities laws, as well as to meet the fiduciary duty owed to its clients. As a fiduciary, Dearborn Partners has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its clients. Dearborn Partners views its clients’ interests as of paramount importance and believes that those interests come before the Firm’s personal interests.

All employees must comply with this Code, as well as with all applicable securities law and employees must not, directly, or indirectly:

•Employ any device, scheme or artifice to defraud any existing or prospective client;
•Make to an existing or prospective client any untrue statement of material fact or omit to state to such person a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts;
•Use his or her position, or any investment opportunities presented by virtue of his or her position, to his or her personal advantage or to the detriment of any existing or prospective client; or
•Engage in any conduct or transaction that could result in an employee’s interest being in conflict with the interests of a client.
This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standards and contains procedures reasonably necessary to prevent violations of the Code. The Firm is committed to fostering a culture of compliance and requires all persons subject to this Code to comply with both the substance and the spirit of this Code. Therefore, any attempt to circumvent the policies and procedures described in this Code or otherwise to do indirectly that which may be prohibited directly by this Code, will not be tolerated.

Employees who witness a violation or suspect a violation of any provision of this Code and Compliance Manual or of applicable law should promptly notify the CCO or their supervisor. It is the Firm’s policy that employees who report violations to Firm management in good faith will not be subject to retaliation or sanctions by the Firm or its employees.

Whistleblower Protection
Nothing in this Manual or the Code of Ethics is designed to prevent or impede an Employee from acting in accordance with applicable federal or state whistleblower statutes, including but not limited to Section 21F(h)(1) of the Exchange Act and Rules 21F-2 and 21F-17 thereunder. Furthermore, it is the Company’s policy that no Employee who submits a complaint made in good faith or reports a violation to a regulatory or law enforcement authority will experience retaliation or any penalty whatsoever. Any Employee who believes he or she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or the Firm’s other senior management in the event the concern pertains to the CCO, or the relevant regulatory or law enforcement authority.

This Code should be read and understood in conjunction with its Procedures.

II.FIDUCIARY DUTY - STATEMENT OF POLICY

A.GENERAL

By law, the Firm is a fiduciary to our clients and owes each client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever an investment adviser is in a situation involving an actual or potential conflict of interest. The Firm and employees must affirmatively exercise authority and responsibility for the benefit of clients and may not participate in any activities that may conflict with the interests of clients except in accordance with this Code and must ensure that all material conflicts of interest are disclosed. In addition, the Firm and its employees should avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s clients.

The Firm is committed to honest and fair dealing with all Dearborn Relationships. Employees should not take unfair advantage of any person through misrepresentation, omission, concealment, abuse of confidential or privileged information, or any other unfair practice.

1.Place the interests of clients first. The Firm may not cause a client to take action, or not to take action, for the Firm’s personal benefit rather than the benefit of the client.

2.Earn Client Trust. The Firm’s reputation for integrity is tested every day by the way employees treat the people with whom they do business. Honesty, fairness, and keeping commitments must be hallmarks of the way employees conduct Dearborn Partners business.

3.Keep Information Confidential. Information concerning client transactions or holdings may be material nonpublic or proprietary information and employees may not use knowledge of any such information to profit from the market effect of those transactions.

4.Present Dearborn Partners Truthfully. Dearborn Partners communications should reinforce a sense of trust in the Firm. The Firm is also committed to full compliance with all requirements applicable to public disclosures, including reports filed with securities regulators.

5.Statements to the Media. All press inquiries and public statements relating to Dearborn Partners, including to trade publications, must be referred to the CCO. Also, all press releases must be approved in advance by the CCO.

6.Act Professionally. Employees should always be professional and conscientious in their business decisions.

7.Do not create or spread rumors. The Firm strictly prohibits the use or misuse of false rumors.

8.Conflicts of Interest. Employee business decisions must always be in the best interests of Dearborn Partners and its clients. Employees should avoid any business, financial or other relationship that might conflict with those interests or create an appearance of conflict and should avoid situations that could compromise an employee’s independent judgment.

9.Dearborn Business Opportunities. Employees must never take for themselves a business opportunity that belongs to the Firm or its clients, such as an investment with a limited supply.

10.Comply with the federal securities law and all other laws and rules applicable to the Firm’s business. Employees should make it their business to know what is required of the Firm as an investment adviser and integrate compliance into the performance of all of his or her duties.

11.Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code and Compliance Manual should be brought to the CCO, who may consult with outside counsel, auditors, consultants, or other professionals, as necessary.

12.Protect the reputation of the Firm. The Firm’s reputation among clients and in the investment community is of paramount importance to senior management.

B.PROHIBITIONS AGAINST FRONT-RUNNING

Information regarding Client trading must not be used in any way to influence trades in personal accounts or in the accounts of other Clients, including those of other Employees. Trading ahead of a Client’s order is known as “front-running” and is prohibited.

Employees are prohibited from buying or selling for either a Client account or an Employee personal account (i) an option or (ii) an underlying security while in possession of non-public information concerning a block transaction by a Client account in an option covering that security (the “inter-market front running”). This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index.

III.INSIDER TRADING - STATEMENT OF POLICY

Investment advisers and their employees may have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws forbid any person from trading in securities of a publicly-traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”).

Violations of insider trading regulations have severe consequences for both the Firm and our Employees, including imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

Notify the CCO immediately if you have any questions as to the propriety of any actions or about the policies and procedures contained herein.

What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:
•business combinations (such as mergers or joint ventures),
•changes in financial results,
•changes in dividend policy,
•changes in earnings estimates,
•significant litigation exposure,
•new product or service announcements,
•private securities offerings,
•plans for recapitalization,
•repurchase of shares or other reorganization plans
•antitrust charges,
•labor disputes,
•pending large commercial or government contracts,
•significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and
•extraordinary business or management developments (such as key personnel changes).

If you are in receipt of non-public information that you believe is not material, you should confirm such determination with the CCO.

What is Non-Public Information?
Information is non-public until it has been effectively communicated to the marketplace.

Penalties for Insider Trading
An Employee who trades securities while in possession of material, non-public information, or improperly communicates that information to others, may face severe penalties. The Firm may impose disciplinary actions that may include termination of employment. Criminal sanctions may include a fine of up to $1 million and/or ten (10) years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Employee from the securities industry. Finally, the Employee may be sued by investors seeking to recover damages for insider trading violations.

Identifying Material Non-public Information
Before executing any trade for yourself or others, including Client accounts, you must determine whether you have access to material, non-public information. Ask yourself the following questions:

•Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

•Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:
•Report the matter immediately to the CCO.
•Do not purchase or sell the securities on behalf of yourself or others, including any Client account.
•Do not communicate the information within or outside of the Firm other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Firm.
Upon the determination by the CCO that the information received is material and non-public, the Employee must notify the CCO. The CCO, will promptly add the name to our Restricted List (defined below) via MCTMCO.com.

Restricted List
The Firm maintains a Restricted List of securities about which the Firm or our employees may have material nonpublic information. Employees should review the Restricted List prior to entering any buy or sell of publicly traded securities. Employees wishing to trade a security on the Restricted List should contact the CCO for approval. The Restricted List is confidential and must not be disseminated outside the Firm.

Special Concern re. Value-Added Investors, Alternative Data, & Expert Networks

Employees should be aware that value-added investors (i.e., investors in a fund managed by the Adviser that are current/former portfolio company directors/executives), alternative data (data from non-traditional sources) and expert networks will be viewed as persons or companies, who in the ordinary course of their other business activities may be in possession of material non-public information of an issuer and therefore, when communicating with them, Employees should be particularly careful.

IV.EMPLOYEE PERSONAL TRADING PROCEDURES

Rule 204A-1 requires investment advisers to receive and review securities trading activity reports of the firm’s “Access Persons” (generally, portfolio managers and others with access to client portfolio information). However, as a best practice, the Firm has determined to require all Firm employees, interns, temporary employees, or contractors, etc. are deemed to be “Access Persons” and they must comply with the trading activity reporting requirements described below

Employees who fail to timely submit the required reports may be subject to sanction or termination by the Firm. The CCO’s trades will be reviewed by a managing director or by the Firm’s outside compliance consultant.

A.DEFINITIONS

As used in this Section of the Code, the following terms have the following definitions:

1.“Beneficial Ownership” encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security or other instrument, or has direct or indirect control or power to make investment decisions over the security or other instrument. A Person is regarded as the beneficial owner of investments held in the name of his or her spouse, live-in companion, minor children and other relatives living in his or her household, or dependent on the Person for support.

2.“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any Person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to Control such company. Any Person who does not so own more than 25% of the voting securities of any company shall be presumed not to Control such company. A natural person shall be presumed not to be a controlled Person.

3.“Exempted Securities” are (a) an interest in a money market fund, (b) an interest in an open-end mutual fund (other than a mutual fund managed by the Firm), (c) an interest in a unit investment trust that invests exclusively in open-end mutual funds none of which are managed by us, a (d) direct obligation of the U.S. government, (e) a bank certificate of deposit, (f) a banker’s acceptance, (g) commercial paper, (h) a high quality short-term debt instrument, (i) a repurchase agreement; or (j) ETFs.

4.“Investment” means any: (i) security, including without limitation, common stock, debt security, option, convertible security, warrant, or exchange-traded fund (ETF), closed-ended fund (CEF), whether or not traded on an organized exchange or over-the-counter; (ii) commodity interest in any financial instrument, foreign currency, or physical commodity of any kind, including but not limited to, futures contract, options on futures contract, security futures contract, spot (cash) contract, or forward contract; (iii) derivative contract on any underlying instrument whatsoever, including but not limited to, swaps and hybrid contracts; and (iv) shares or interests in a privately offered fund, including but not limited to, hedge fund, private equity fund, venture capital fund, real estate fund, or commodity pool.

5.“Person” means any natural person (individual) or a company or other entity.

6.“Personal Account” means a brokerage, bank, or other account for holding and investing in Reportable Investments, in which the employee has Beneficial Ownership, in whole or in part. Personal Accounts also are deemed to include issuers in the case of private Reportable Investments or any other location where evidence of Reportable Investments may be held (such as safety deposit boxes or safes containing stock certificates).

7.“Pre-Clearance Securities” means: (i) Initial Public Offerings; and (ii) private placements;

8.“Reportable Investment” shall mean each Investment but shall not include: (i) securities issued by federal agencies and which are direct obligations of the United States (such as Treasury bonds and agency securities); (ii) bankers’ acceptances; (iii) bank certificates of deposit (CDs); (iv) commercial paper and high quality short-term debt instruments, including repurchase agreements; (v) money market funds; (vi) shares of registered open-end investment companies (mutual funds, including ETF’s); (vii) unit investment trusts that are invested exclusively in open-end investment companies (mutual funds); (viii) private placement investments, including investments in private equity and hedge funds.

B.PROHIBITED ACTIVITIES

No employee of the Firm shall:

1.Engage in any act, practice or course of conduct which would violate the provisions of Section 206 and as described in this Code;

2.Disclose to other Persons outside of the Firm the investment activities engaged in or contemplated for the various portfolios of the Firm;

3.Purchase or otherwise trade any Pre-Clearance Securities for any Personal Account without prior approval of the Firm;

4.Purchase or otherwise trade in securities or other instruments related to companies on the Restricted Trading List (including derivatives) for any Personal Account;

5.Trade mutual fund shares after the close of trading (i.e., participate in “late trading”);

6.Enter an order or make an investment that anticipates (i.e., front runs) or competes with a fund order or investment;

7.Serve on the board of directors of any publicly traded company or privately held company without prior authorization of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm’s clients and investors. Authorization for board service will normally require that the Firm and its employees not hold or purchase any securities of the company on whose board the employee sits (or only do so pursuant to a pre-approved investment plan); or

8.Engage in short-term trading (generally, opening and closing a position within a 30-day period) in any Personal Account in securities of a public company in which the employee is an officer, director, or the owner of 10% or more of a class of securities, which is prohibited by law.

C.PRE-CLEARANCE TRADES

1.IPO Pre-Clearance: Supervised Persons can’t acquire Beneficial Ownership in any securities in an Initial Public Offering without obtaining prior approval of the CCO.

2.Private / Limited Offering Pre-Clearance: Supervised Persons can’t acquire Beneficial Ownership in any securities in a Private or Limited Offering without obtaining prior approval of the CCO. This includes any purchases of interest in private funds and private placements.

D.PROHIBITED TRANSACTIONS

1.Employees may not engage in market timing transactions in any mutual funds, including those funds advised or sub-advised by Dearborn Partners. In accordance with the aforementioned policy, the Firm does not collect redemption fees in connection with Rule 22c-2 of the Investment Company Act. In order to control the potential for market timing, employees investing in such funds must hold the shares of these funds for at least 30 calendar days. Additionally, in order to monitor transactions in such funds, employees investing in these funds must supply copies of their purchase and sale confirmations to the Firm.

E.RESTRICTED TRADING LIST

1.General. The Restricted Trading List will be updated periodically by the Firm. Employees must confirm, before making a personal investment, whether or not the investee company is included on the Restricted Trading List. After reviewing the Restricted Trading List, employees must receive approval from the Firm before executing a trade. Approval for trades which appear on the Firm’s Restricted Trading List are rarely granted, if at all.

2.Note that US Bancorp provides a list of securities that the mutual fund is prohibited from purchasing; this restricted list applies only to trading by the mutual fund and not by any employees in their Personal Account.

F.INITIAL AND ANNUAL DISCLOSURE OF EMPLOYEE PERSONAL HOLDINGS

Within 10 days of becoming an employee, and at least annually thereafter, every employee must submit a report of all securities holdings as of a date not more than 45 days prior to the date the report was submitted. Employees are required to submit to the Firm Investment Holdings Reports on an annual basis. Employees must disclose all personal holdings of Reportable Investments in any Personal Account on an annual basis as of December 31 and the information must be current as of a date generally no more than 45 days prior to the date the report was submitted. Reports must be received by the Firm no later than February 15th. All employees are required to annually affirm that the list of Personal Accounts captured by MCTMCO.com is accurate.

Each employee must inform the Firm promptly upon the opening of any new Personal Account.

The annual holding reports must contain the following information:

1.The title and type of security or other instrument and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and the principal amount of each security involved;

2.The name of the broker, dealer or bank with which the employee maintains an account in which the security or other instrument is held; and

3.The date the report was submitted.

G.EMPLOYEE QUARTERLY TRANSACTION REPORTS

To the extent that transactions involving covered securities in Personal Accounts are not reflected in the MCTMCO.com feeds, each employee must submit, through MCTMCO.com a quarterly report for each securities transaction during the quarter involving a covered security of which the employee has beneficial ownership, and verify the accuracy of such information, no later than 30 days after the end of each calendar quarter. All employees s shall be required to submit a report for all periods, including those periods in which no Reportable Investment transactions were made. Employees may submit brokerage statements for the report period in lieu of the quarterly transaction report. The brokerage statements must note the date they were submitted to the Firm.

H.COMPLIANCE REVIEW OF EMPLOYEE TRADES

The Firm will review perform regular personal trading reviews.

On an annual basis, the Firm will evaluate employee trade review practices to confirm that the Firm’s policies and procedures continue to be reasonably designed to detect and prevent instances of improper trading practices, including front running. This review may be done as part of the CCO’s annual report to management.

V.CONFLICTS OF INTEREST

Every employee shall notify the Firm of any business, family, or personal relationship or dealing with a client, service provider, or any other person that may present the employee or the Firm with an actual or potential material conflict of interest. The Firm will maintain records of any conflicts of interest reported by employees or that are otherwise applicable to the Firm as determined by Firm management. The Firm periodically may require all employees, or certain employees, to provide updated information regarding their personal conflicts of interest. In addition, the Firm shall periodically review the relationships of all parties affiliated with the Firm to ensure that no conflicts of interest exist between Dearborn Partners and such affiliated party. The Firm will report any material conflicts regarding affiliated parties to Dearborn’s managing directors.

With specific regard to any mutual funds managed by the Firm: (a) employees may not serve as an officer or director of any portfolio company of the fund, or receive any direct or indirect compensation in connection with the disclosure of information about the fund’s holdings; (b) in the event of any conflict of interest between Dearborn Partners and the fund, the Firm shall make a determination in the fund’s best interests, and report the determination to the fund’s Board of Trustees (or equivalent body), by the end of the quarter in which the determination was made; and (c) if an employee suspects a breach of Dearborn Partners’ obligation to place the fund’s interests above Dearborn Partners’ interest, the employee must report the matter immediately to the Firm.

VI.GIFTS AND ENTERTAINMENT

The giving or receiving of gifts or other items of value to or from persons or entities doing business or seeking to do business with the Firm could call into question the independence of the Firm’s judgment as a fiduciary of its clients.

“Gifts” are defined to include any gift, gratuity, or item of value and includes the giving and receiving of gratuities, merchandise, and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like, and may include transportation and lodging costs.

If an employee is invited to a meeting or special event (such as a pro-am golf tournament), which involves similar offers to large numbers of people from the same type of business, the employee may attend only with prior approval from the Firm.

Employees may accept or give infrequent, nominal gifts or entertainment with a value of $250 or less. Gifts of $250+ may be accepted or given if protocol, courtesy or other special circumstances exist, however, all $250+ gifts must be approved by the Firm prior to acceptance or distribution.

Employees may never accept cash (or cash equivalents, such as gift cards).

VII.POLITICAL CONTRIBUTIONS AND ACTIVITIES

A.RESTRICTED ACTIVITIES

The Pay to Play Rule prohibits or restricts an investment adviser and its covered associates from engaging in certain political activities directly or indirectly. The Firm defines “Covered associates” to include all employees and solicitors, if any, used by the Firm.

Political Contributions. The Firm and its employees may not make Political Contributions to any person who is an incumbent, candidate, or successful candidate for elective office of a governmental entity if the office has direct or indirect responsibility for, or can influence the outcome of, the hiring of the Firm to manage the governmental entities’ investments, or has authority to appoint any person who has such responsibility or influence (including elected officials who affect such decisions) of public employee retirement plans (a) to which the Firm is marketing or actively planning to market an investment product or (b) are existing Dearborn Partners clients.

The Firm shall, in situations where the Firm is about to receive an allocation from a Client Plan, seek to determine if, during the previous 24 months (a) any person subject to this Code had contributed more than $500 in any 12-month period to, engaged in any private business dealings with, or otherwise conferred any financial or economic benefit on, any Plan Official, or (b) persons subject to this Code had collectively contributed more than $2,000 to the Plan Official. If so, the Firm shall notify the Managers (excluding from the notice any Manager whose activity triggered the notice), who shall take appropriate action, including declining the investment if warranted.

Firm employees are permitted to make certain de minimis Political Contributions, on a per- official, per-election basis, without violating the rule (up to $350 if the employee is entitled to vote for the official and $150 if the employee is not entitled to vote for the official).

For purposes of this policy, “Political Contributions” are defined broadly as any gift, subscription, loan, advance, or anything of value (including hosting fundraising events), to or for a federal, state, or local political official or candidate, political action committee, or political party.

“Time Out” Rule. Political Contributions made by any employee in excess of the applicable $350/$150 de minimis amounts will result in a 2-year “time out” period following the contribution date, during which time the Firm will not be permitted to receive compensation for providing advisory services to the government entity with respect to which the Political Contribution was made.

1.Prohibition on “Bundling”. The Firm and its employees are prohibited from soliciting any person or political action committee to make Political Contributions, or bundling smaller contributions into one large Political Contribution, to (i) an official of a government entity to which the Firm already provides, or is seeking to provide, advisory services, or (ii) a political party of the state or locality where the Firm provides, or is seeking to provide, advisory services.

2.Bribery and Rebate. The Firm forbids bribery in any form in all business dealings. No Dearborn Partners assets may be used for any bribe, kickback or other unlawful payment anywhere in the world or under any circumstances.

3.Foreign Corrupt Practices Act. No payments of Dearborn Partners money, gifts, services, entertainment or anything else of value may be offered or made available in any amount to any government official or employee.

B.COMPLIANCE APPROVAL

No employee is permitted to make, directly or indirectly, any Political Contributions to a state or local government official or candidate in excess of the applicable $350 or $150 de minimis amount (or cause the Firm to make a Political Contribution in any amount), without the prior approval of the Firm in writing.

All new employees must confirm in writing whether or not he has made any Political Contributions within the previous 6 months.

The Firm will maintain records of all government entity clients or investors accepted by the Firm, the regulatory status of any solicitor or placement agent used in connection with such investment, and all permitted Political Contributions made by the Firm and its employees.

VIII.OUTSIDE BUSINESS ACTIVITIES

Dearborn Partners employees are expected to devote all or substantially all of their professional time and efforts to Dearborn Partners business. Involvement in an outside business (e.g., employment, consulting, or serving as a director) could conflict with

Dearborn Partners or its clients’ interests. Accordingly, employees must obtain the Firm’s prior written approval prior to engaging in an outside business activity. It could also be a conflict if an employee’s immediate family member is involved in a business that may conflict with Dearborn Partners or its clients’ interests (e.g., an employee’s spouse works for a counterparty Dearborn Partners trades with). Employees must get Firm approval prior to engaging in an outside business activity, including but not limited to:

1.Engaging in any other business, whether or not related to investments;

2.Getting compensated by any other person for business-related activities of whatever kind or nature (other than infrequent or de minimis activities, e.g., being paid on a one-time basis to assist a neighbor paint her house, etc.);

3.Serving as an employee of another organization;

4.Serving as general partner, managing member, or in similar capacity with limited or general partnerships, limited liability companies, hedge funds, or other privately offered funds;

5.Engaging in personal investment transactions to an extent that such transactions divert attention from or impair the performance of duties in relation to the business of the Firm and its clients;

6.Having any direct or indirect financial interest or investment in any broker- dealer, investment adviser, CTA, CPO, other current or prospective supplier of goods or services to the Firm from which the employee might benefit or appear to benefit materially; or

7.Serving on the board of directors (or in any similar capacity) of another company, whether public or private.

Routine charitable or volunteer work generally will not be required to be reported, unless it would present a material conflict of interest for the Firm.

The Firm will maintain a record of all outside business activities, if any, of each employee. On an annual basis, the Firm will review all reported employee outside business activities to confirm they continue to be consistent with the Firm’s business activities and fiduciary duties. The Firm periodically may require all employees, or certain employees, to provide updated information regarding their outside business activities.

IX.RECORDKEEPING

The documentation required pursuant to this Code, including the Restricted Trading List, employee compliance certifications and personal trading reports will be maintained by the Firm.